Mannatech Reports Fourth Quarter 2022 Financial Results

(FLOWER MOUND, Texas) March 17, 2023 - Mannatech, Incorporated (NASDAQ: MTEX), a global health and wellness company committed to transforming lives to make a better world, today announced financial results for its fourth quarter of 2022.

Quarter End Results

Fourth quarter net sales for 2022 were $34.3 million, a decrease of $5.2 million, or 13.2%, as compared to $39.5 million in the fourth quarter of 2021. During the fourth quarter, the company's net sales declined 5.1% on a Constant dollar basis (a Non-GAAP financial measure); unfavorable foreign exchange during the fourth quarter caused a decrease of $3.2 million in net sales as compared to the fourth quarter of 2021.

The fourth quarter of 2022, tax provision was $3.4 million due to additional taxes assessed due to the settlement of the income tax audit in Korea and the company recording valuation allowance on U.S. deferred tax assets largely driven by changes in expected earnings mix between jurisdictions and the relative impact of these items on decreased earnings.

Fourth quarter operating loss for 2022 was $2.7 million as compared to operating income of $1.0 million for the fourth quarter of 2021.

Fourth quarter net loss was $7.0 million, or $3.78 per diluted share, for the fourth quarter 2022, as compared to net income of $2.6 million, or $1.25 per diluted share, for the fourth quarter 2021.

Gross profit as a percentage of net sales decreased to 69.0% for the three months ended December 31, 2022, as compared to 77.5% for the same period in 2021, due to the rising supply chain costs and volatile changes in the foreign exchange of the Korean Won and the Japanese Yen to US Dollar.

Commissions as a percentage of net sales were 39.2% for the three months ended December 31, 2022, as compared to 38.3% for the same period in the prior year. Incentive costs as a percentage of net sales were 1.6% for the three months ended December 31, 2022, as compared to 1.1% for the same period in 2021.

For the three months ended December 31, 2022, overall selling and administrative expenses decreased by $0.6 million to $7.0 million, as compared to $7.6 million for the same period in 2021. The decrease in selling and administrative expenses consisted primarily of a $0.4 million decrease in marketing costs and a $0.2 million decrease in payroll related costs.

For the three months ended December 31, 2022, other operating costs decreased by $1.0 million to $5.1 million, as compared to $6.1 million for the same period in 2021. The decrease in other operating costs was primarily due to the resolution of the Korea Customs Audit for a $0.4 million lower cost than was expected, (see Note 11 to its Financial Statements filed with its Annual Report for the year ended December 31, 2022), a $0.2 decrease in credit card fees, a $0.2 decrease in research and development costs and a $0.1 million decrease in bad debt expense.

The approximate number of new and continuing independent associate and preferred customer positions held by individuals in Mannatech’s network and associated with purchases of its packs or products as of December 31, 2022 and 2021 were approximately 145,000 and 163,000, respectively. Recruiting decreased 3.6% in the fourth quarter of 2022 as compared to the fourth quarter of 2021. The number of new independent associate and preferred customer positions in the company’s network for the fourth quarter of 2022 was 17,398 as compared to 18,052 in 2021.

Year End Results

Overall net sales decreased $22.6 million, or 14.1%, for 2022, as compared to 2021. During 2022, fluctuations in foreign currency exchange rates had an overall unfavorable impact on its net sales. During 2022, the company's net sales declined 7.6% on a Constant dollar basis (a Non-GAAP financial measure); unfavorable foreign exchange during 2022 caused a decrease of $10.5 million in net sales as compared to 2021.

For the year ended December 31, 2022, the company's tax provision was $4.0 million due to the Korea tax audit settlement and the company recording valuation allowance on U.S. deferred tax assets. During 2021, taxes were a benefit of $1.0 million due to the effect of changes valuation allowances recorded in certain jurisdiction, plus taking the IRC Section 250 deduction and applying tax credits.

Operating loss was $0.4 million in 2022 as compared to operating income of $9.0 million in 2021.

Net loss for 2022 was $4.5 million, or $2.35 per diluted share, as compared to net income of $9.8 million, or $4.71 per diluted share, for 2021.

Gross profit as a percentage of net sales declined to 75.9% for 2022, as compared to 78.6% for 2021 as it was impacted by rising supply chain costs and foreign exchange.

Commissions as a percentage of net sales were 38.2% for the year ending December 31, 2022 and 38.5% for the same period in the prior year.

The costs of incentives, as a percentage of net sales increased to 2.2% for the year ended December 31, 2022, as compared to 1.4% for the same period in 2021.

For the year ended December 31, 2022, overall selling and administrative expenses decreased by 1.9 million, or 6.7%, to $27.5 million, as compared to $29.4 million for the same period in 2021. The decrease in selling and administrative expenses consisted of a $1.1 million decrease in payroll costs, a $0.5 million decrease in marketing costs and a $0.3 million decrease in distribution costs.

For the year ended December 31, 2022, other operating costs decreased by $1.6 million, or 7.7%, to $20.0 million, as compared to $21.6 million for the same period in 2021. For the year ended December 31, 2022, other operating costs, as a percentage of net sales, were 14.6%, as compared to 13.5% for the same period in 2021. The decrease was due to a $0.7 million decrease in credit card fees, the resolution of the Korea Customs Audit (see Note 11 to its Financial Statements filed with its Annual Report for the year ended December 31, 2022) for a $0.4 million lower cost than was expected, a $0.3 million decrease in bad debt expense, and lower professional fees.

As of December 31, 2022, the company's cash and cash equivalents decreased by 43.0%, or $10.4 million, to $13.8 million from $24.2 million as of December 31, 2021. Operating the business was a use of $2.6 million in cash as it invested $3.2 million in inventory. The company invested $1.1 million in computer hardware and software. It used $0.8 million to pay long-term liabilities and finance lease obligations. Finally, shareholder value was returned with $1.5 million for dividends to shareholders and it repurchased $2.0 million in common stock.

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of constant dollar measures. The company discloses operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations.

The company believes that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations. The constant currency figures are financial measures used by management to provide investors an additional perspective on trends. Although it believes the non-GAAP financial measures enhance investors’ understanding of their business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures. Please see the accompanying table entitled "Non-GAAP Financial Measures" for a reconciliation of these non-GAAP financial measures.

Safe Harbor statement

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “may,” “will,” “should,” "hope," “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “approximates,”

“predicts,” “projects,” “potential,” and “continues” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, the impact of COVID-19 on Mannatech’s business, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Individuals interested in Mannatech's products or in exploring its business opportunity can learn more at Mannatech.com.

Contact Information:
Donna Giordano
Manager, Executive Office Administration
972-471-6512
ir@mannatech.com
www.mannatech.com

MANNATECH, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)

	December 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$13,777	$24,185
Restricted cash	944	944
Accounts receivable, net of allowance of $973 and $987 in 2022 and 2021, respectively	218	90
Income tax receivable	423	342
Inventories, net	14,726	12,020
Prepaid expenses and other current assets	2,389	2,888
Deferred commissions	2,476	2,369
Total current assets	34,953	42,838
Property and equipment, net	3,759	4,239
Long-term restricted cash	476	503
Other assets	8,439	9,220
Deferred tax assets, net	1,501	2,825
Total assets	$49,128	$59,625
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of finance leases	$61	$68
Accounts payable	4,361	3,969
Accrued expenses	7,510	9,224
Commissions and incentives payable	9,256	9,611
Taxes payable	3,281	2,154
Current notes payable	263	205
Deferred revenue	5,106	4,867
Total current liabilities	29,838	30,098
Finance leases, excluding current portion	88	66
Other long-term liabilities	5,026	5,049
Total liabilities	34,952	35,213
Commitments and contingencies (Note 11)
Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 2,742,857 shares issued and 1,858,800 shares outstanding as of December 31, 2022 and 2,742,857 shares issued and 1,940,687 shares outstanding as of December 31, 2021	—	—
Additional paid-in capital	33,377	33,277
Retained earnings	1,686	7,708
Accumulated other comprehensive (loss) income	(208)	2,342
Treasury stock, at average cost, 884,057 shares as of December 31, 2022 and 802,170 shares as of December 31, 2021	(20,679)	(18,915)
Total shareholders’ equity	14,176	24,412
Total liabilities and shareholders’ equity	$49,128	$59,625

MANNATECH, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	For the three months ended December 31,		For the years ended December 31,
	2022	2021	2022	2021
Net sales	$34,335	$39,493	$137,208	$159,762
Cost of sales	10,633	8,898	33,060	34,149
Gross profit	23,702	30,595	104,148	125,613
Operating expenses:
Commissions and incentives	13,996	15,557	55,483	63,784
Selling and administrative expenses	6,991	7,589	27,470	29,427
Depreciation and amortization	278	359	1,627	1,719
Other operating costs	5,087	6,134	19,973	21,634
Total operating expenses	26,352	29,639	104,553	116,564
Income (loss) from operations	(2,650)	956	(405)	9,049
Interest income	31	22	88	66
Other (expense), net	(960)	(74)	(162)	(223)
Income before income taxes	(3,579)	904	(479)	8,892
Income tax (provision) benefit	(3,440)	1,685	(4,011)	950
Net (loss) income	$(7,019)	$2,589	$(4,490)	$9,842
(Loss) income per common share:
Basic	$(3.78)	$1.34	$(2.35)	$4.95
Diluted	$(3.78)	$1.25	$(2.35)	$4.71
Weighted-average common shares outstanding:
Basic	1,859	1,929	1,913	1,990
Diluted	1,859	2,068	1,913	2,088

Non-GAAP Financial Measures (Sales, Gross Profit and Income From Operations in Constant Dollars)

To supplement its financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Mannatech discloses operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations. It refers to these adjusted financial measures as constant dollar items, which are non-GAAP financial measures. The company believes these measures provide investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, it calculates current year results and prior year results at a constant exchange rate, which is the prior year’s rate. Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

The table below reconciles fourth quarter 2022 constant dollar sales to GAAP sales.

	Sales - Q4 2022
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	Constant $ Change
Americas	$11.0	$11.0	$—
Asia Pacific	$20.6	$23.4	2.8
EMEA	$2.7	$3.1	0.4
Total	$34.3	$37.5	$3.2

The table below reconciles fiscal year 2022 and 2021 constant dollar net sales, gross profit and income from operations to GAAP net sales, gross profit and income from operations.

	2022		2021	Constant Dollar Change
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net sales	137.2	147.7	$159.8	(12.1)	(7.6)%
Product	130.2	140.0	151.0	(11.0)	(7.3)%
Pack and associate fees	6.2	6.9	8.0	(1.1)	(13.8)%
Other	0.8	0.8	0.8	—	—%
Gross profit	104.1	112.4	125.6	(13.2)	(10.5)%
(Loss) income from operations	(0.4)	1.9	9.0	(7.1)	(78.9)%